Exhibit 10.1

                         BAYTREE CAPITAL ASSOCIATES, LLC
                                MERCHANT BANKERS
                              THE TRUMP BUILDING AT
                                 40 WALL STREET
                            NEW YORK, NEW YORK 10005
                           212/509-1700 - 212/363-4231

                                  July 14, 1999

Aladdin Systems, Inc.
165 Westbridge Drive
Watsonville, California 95076
Attn: Mr. Johnathan Kahn
      President

Dear Mr. Kahn:

      The purpose of this letter agreement (this "Agreement") is to memorialize the understanding between Baytree Capital Associates, LLC ("Baytree") and Aladdin Systems Inc. ("Aladdin") with respect to the investment by Baytree and others of $1 million into Aladdin or any corporation or other entity formed by or affiliated with Aladdin (together with Aladdin, the "Company") which participates in, or which was formed for the purpose of effecting a Transaction (as hereinafter defined). In the context of this Agreement, "Transaction" shall mean, whether effected in one transaction or a series of transactions, any merger, consolidation, reorganization, recapitalization or other business combination pursuant to which the business of Aladdin is combined with that of another entity (the "Merger Candidate"), whether or not Aladdin is the surviving entity in such business combination.

      1. Services. Pursuant to the terms and conditions set forth in this Agreement, Baytree will assist Aladdin in negotiating and effecting a Transaction. In this regard, Baytree will, on behalf of Aladdin:

            (a) use its best efforts to identify a Merger Candidate which is a public company with no material liabilities and at least $1.00 of positive working capital, having a trading symbol on the Nasdaq Electronic Bulletin Board;

            (b) advise Aladdin as to the structure and form of the Transaction;

            (c) assist Aladdin in obtaining appropriate information and performing its due diligence regarding the merger Candidate; and


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            (d) counsel Aladdin with respect to, and assist in the negotiations with, the Merger Candidate regarding the Transaction in a fashion customary with transactions of this nature.

            Any obligations pursuant to the Paragraph 1 shall survive the termination or expiration of this Agreement.

      2. The Investment

            (a) Baytree or other entities identified by Baytree or the Company shall invest (the "Investment") $1 million in the Company. The investment will be completed through a limited offering and will be completed contemporaneously with consummation of the Transaction. The Investment will be subject to Baytree's successful and satisfactory completion in Baytree's sole and absolute discretion of its due diligence prior to the funding of the Investment, such shall include, but not be limited to, a review and analysis of Aladdin's financial status, business plans and any pending or potential litigation. The placement of the Common Stock will rely on Rule 504 of Regulation D ("Regulation D") promulgated under the U.S. Securities Act of 1933, as amended the "Act"), and shall thereby be exempt from the registration requirements of the Act, provided, however, that should Rule 504 of Regulation D be changed so that the exemption from registration for stock so issued under this Agreements altered then no further Investment as contemplated in this Agreement will occur unless and until the parties to this Agreement enter into a separate and distinct agreement to continue with a financing wherein the terms of said financing shall be specifically described. In connection with their purchase of the Common stock in the Investment, the purchasers (which may include Baytree) will receive one
(1) share of the Common Stock of the Company for every one ($1 US) dollar so invested.

            Baytree shall not be deemed an agent of the Company nor an agent of Aladdin for any purpose. Any proceeds shall be paid, less the legal fees reimbursement (each as defined in Paragraph 4 below), to the Company at a closing held with respect to the sale of the Common Stock (the "Closing") against delivery of certificates representing the securities sold. The Company agrees that for a period of twelve (12) months from the Closing, it will not, directly or indirectly, without Baytree's prior written consent, seek to arrange or place any equity or convertible security financing which contains any floating conversion price or ratio or other type of reset provision or which are sold a greater than a 10% discount to the then current market price, except is such financing is an underwritten public offering or non-convertible debt. Additionally, the Company agrees that upon Closing, the Company shall grant Baytree a right of first refusal for a period of eighteen (18) months from the Closing with respect to any sale of securities by the Company except if the sale is either pursuant to an underwritten public offering or is non-convertible debt and except for the issuance of securities upon the exercise of currently outstanding warrants which shall be as set forth in Section 4. Such right does not apply to the issuance of securities upon the exercise of options (whether currently outstanding or granted following the Closing, provided that the total number of options which the Company may authorize during such term (including the options currently outstanding) shall not exceed 2.2 million shares and provided further that any options issued following the Closing shall have an exercise price equal to or greater than the market price on the date of grant. Baytree shall have ten (10) business days following receipt of written notice from the Company setting forth the terms of any proposed financing to be conducted by it (a "Notice"), to exercise the right of first refusal by agreeing to provide financing on the same or better economic terms as presented to the Company. In the event Baytree fails to exercise this right to provide such financing, the Company


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shall be free to sell such securities in the manner, amount and for the prices and terms set forth in the Notice without liability to Baytree, subject to Baytree's right of consent for a period of twelve (12) months as set forth above. Not withstanding the foregoing, in the event that a Closing is not consummated, as contemplated herein, the Company shall have no obligation to Baytree under this paragraph.

      3. Compensation: Expenses. It shall be the Company's obligation to bear all of its expenses in connection with the Transaction and the financing, which expenses shall include, but are not limited to the following: printing a duplication costs, postage and mailing expenses with respect to the transmission of offering materials, registrar and transfer agent fees, accounting fees and issue and transfer taxes, if any; provided that Aladdin shall not be liable for such expense if the Investment does not occur through no fault of Aladdin. Further, Aladdin will cause the Company to pay to Baytree a non-accountable expense allowance at closing of Ten Thousand ($10,000.00 US) Dollars with respect to the Transaction and the Investment; and, Aladdin will cause the Company to pay the fees and reasonable disbursements of the Merger Candidate's legal counsel incurred in connection with the Transaction (not to exceed $35,000.00). Such expenses shall be paid at Closing. As total compensation for its role in the Transaction, Baytree or its nominee shall receive $20,000 in cash and 50,000 shares of common stock of the Company at Closing.

      4. Structure of Merger Candidate.

      It is contemplated by the parties that the capitalization of Merger Candidate will be structured such that following the consummation of the Transaction 650,000 shares of common stock will be held by the former holders of the Merger Candidate, 1,000,000 shares of common stock will be held by Baytree and the other new investors, and an aggregate of 8,350,000 shares of common stock will either be issued to the holders of Aladdin stock or reserved for issuance to the holders of Aladdin warrants or options.

      5. Representations, Warranties, and Covenants.

            (a) Aladdin represents and warrants and shall cause the Company to so represent and warrant that this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with it terms. The Company further represents and warrants that consummation of the transactions contemplated herein will not conflict with or result in a breach of any of the terms, provisions or conditions of any written agreement to which it is a party.

      (b) Aladdin has not done, and shall cause the Company not to do anything that may be considered a direct selling effort in the United States or which could reasonably be expected to result in general preconditioning of the United States Market for the Securities of the Company. Subject to the requirements of law, the Company shall not make any public announcement of the Investment without the prior written consent of Baytree and in any event, shall make no such disclosure which could be deemed to be a general solicitation or directed selling effort within the meaning of Regulation D under the Act.

      (c) Baytree covenants that it will comply with all Rules and Regulations applicable to Regulation D, all federal and state securities laws and regulations and all rules promulgated by the


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NASD with regard to the Investment. Further, Baytree represents and warrants that this Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding agreement enforceable against it in accordance with its terms. Baytree further represents and warrants that consummation of the transactions contemplated herein will not conflict with or result in a breach of any of the terms, provisions or conditions of any written agreement to which it is a party.

      (d) Aladdin represents, warrants, and covenants that at the time of the Transaction contemplated herein there shall be no liens, encumbrances or security interest in any assets of Aladdin (or any subsidiaries or affiliates) (except for existing liens and security interests), said unencumbered assets shall include but not be limited to the intellectual or proprietary property of Aladdin which property shall include but not be limited to, any and all copyrights issued to, titled to, or claimed by Aladdin.

      6. Term. Baytree agrees to attempt to fulfill its obligations under this Agreement with 60 days of the date hereof. If the Transaction and the Investment are not consummated within such time period, Aladdin may terminate this Agreement and shall have no further obligation to Baytree.

      7. Indemnification. Aladdin agrees to indemnify and to cause the Company to indemnify the purchasers who participate in the Investment in a form substantially as set forth in Annex A, attached hereto, which provisions will be incorporated into the purchase agreement relating to the Investment.

      8. Information. Aladdin recognizes and confirms that in performing its obligations under this Agreement, Baytree and other persons who participate in the Investment will be using and relying on date, material, and other information (the "Information") or ("Offering Materials") furnished by Aladdin and the Merger Candidate or their respective employees and representatives. In connection with Baytree's activities on Aladdin's behalf, Aladdin will cooperate with Baytree and will furnish Baytree with all information concerning Aladdin, the Transaction and, to the extent available to Aladdin, the Merger Candidate, which Baytree deems appropriate and will provide Baytree with access to Aladdin's officers, directors, employees, independent accountants and legal counsel for the purpose of performing Baytree's obligations pursuant to this agreement. To the extent that Aladdin has access to the officers, directors, employees, independent accountants and legal counsel of the Merger Candidate, it will provide such access to Baytree for the purpose of performing Baytree's obligations pursuant to this Agreement. Aladdin hereby agrees and represents that all Information (a) furnished directly by Aladdin to Baytree pursuant to this Agreement, and (b) contained in any filing by Aladdin with any court or governmental or regulatory agency, commission or instrumentality (each, and "Agency") shall, at all times during the period of the engagement of Baytree hereunder, be accurate and complete in all material respects and that, if the Information provided by Aladdin becomes materially inaccurate, incomplete or misleading during the term of Baytree's engagement hereunder, the Company shall so advise Baytree in writing. Accordingly, Baytree assumes no responsibility for the accuracy and completeness of the Information. In rendering its services hereunder, Baytree will be using and relying upon the Information without independent verification thereof or independent evaluation of any of the assets or liabilities of Aladdin or the Merger Candidate. All information that is not publicly available will be confidential and proprietary information belonging to Aladdin and Baytree shall have not interest of any kind in such information by virtue of the Agreement. No information shall be revealed, or used


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(except in the performance of Baytree's duties under this Agreement) by Baytree unless compelled as determined in good faith by counsel to Baytree and with reasonable notice given to Aladdin.

      9. Disclosure. Aladdin agrees that, except as compelled by law, rule or regulation or as necessary to its attorneys, accountants and other similar advisors, it will not disclose and will cause the Company not to disclose the services or advice to be provided by Baytree under this Agreement publicly or to any third party without the prior written approval of Baytree.

      10. Severability. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

      11. Authorization. Aladdin and Baytree represent and warrant that each has all requisite power and authority, and all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement.

      12. Successors. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party's successors but may not be assigned without the prior written approval of the other party. Any such approval shall not be reasonably withheld.

      13. Headings. The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

      14. No Brokers. Aladdin represents and warrants to Baytree that other than as disclosed in writing, there are no brokers, representatives or other persons which have an interest in or claim for compensation due to Baytree from any transaction contemplated herein.

      15. Notices. Any notice or other communication to be given to Aladdin hereunder may be given by delivering the same in writing to the address set forth above, and any notice or other communication to be given to Baytree may be given by delivering the same to Baytree Capital Associates, LLC, 40 wall Street, New York, New York 10005, Attention: Michael Gardner, Principal, or in each case, such other address of which a party shall have received notice. Any notice or other communication hereunder shall be deemed given three days after deposit in the mail if mailed by certified mail, return receipt requested, or on the day after deposit with an overnight courier service for next day delivery, or on the date personally delivered.

      Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed letters in the space provided and returning them to us for execution, whereupon we will send you a fully executed original letter which shall constitute a binding agreement as of the date first above written.

                                            Very truly yours,

                                            BAYTREE CAPITAL ASSOCIATES, LLC


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                                            By: /s/ Michael Gardner
                                                Michael Gardner, Principal

Agreed to and accepted as of the above date

ALADDIN CORPORATION


By: /s/Jonathan Kahn
    Jonathan Kahn, President


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